SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

February 14, 2005

(Date of Report)

February 10, 2005

(Date of Earliest Event Reported)

AIMS Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	333-86711 Commission File Number	87-0567854 (IRS Employer I.D. No.)

10400 Eaton Place #450

Fairfax, VA 22030

 (Address of Principal Executive Offices)

703-621-3875

 (Registrant's Telephone Number)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On February 10, 2005 AIMS Worldwide, Inc. completed its previously announced plan to acquire Prime Time Cable, Inc.  The transaction included the purchase of field-deployed cable TV service equipment consisting of cable wire, head-end facilities and routing; equipment inventory; customer lists that include cable program subscription fees; contractual backlogs to design, construct and manage cable systems for at least 1,100 additional subscribers by the end of 2005; various intellectual property; office equipment; fleet vehicles; vendor agreements; operating leases; employment arrangements with staff; and membership interest in three LLCs.

The purchase price for the transaction was $1,850,000 in cash and stock. The cash portion is payable $150,000 at closing, an additional $50,000 in four installments to be paid by August 31, 2005 in consideration of a non-compete agreement with the seller, and $100,000 plus 5% simple interest on each of the anniversary dates of closing in 2006 and 2007.

The stock portion of the transaction consists of 1,576,086 shares of AIMS Worldwide restricted common stock (Rule 144 applies). 1,050,000 shares of stock were paid immediately with the balance due within 60 days of closing.  William Strickler is the sole recipient of the consideration paid for the assets.  The Company relied on an exemption from registration pursuant to Section 4.2 of the Securities Act and Regulation D, Rule 506 to effect the transaction.  There were no commissions paid and the value of the transaction was determined by the board of directors.

Prime Time is a pioneer in private cable systems and currently serves more than 3,000 households and resort rooms in premier master planned communities and major resorts in greater Orlando, Florida. Veteran broadcast executive Chris Petersen has been named president and CEO of AIMS Broadband, Inc., a wholly-owned subsidiary of AIMS Worldwide, Inc. Under terms of an employment agreement Prime Time Cable founder William Strickler will continue to serve the company in the role of general manager for systems and new technology.

Chris Petersen, President & CEO of AIMS Broadband, Inc., has more than 25 years of media and senior management experience in both public and private television, radio, Internet, newspaper and public relations organizations as well as government agencies.

Chris’ career started as an on-air radio personality. After rapid market size increases that included two Top Ten markets, he spent four years at NASA’s Johnson Space Center as Producer of Space Shuttle Television and as part of the team that developed what is now known as NASA Television often seen on cable systems. He was a member of the flight control team in mission control during the first nine Space Shuttle missions.

He subsequently shifted back to on-air media as a sports anchor for the CBS TV affiliate in Houston before permanently committing to a management career as General Manager for a radio and newspaper group owner.

Chris held a variety of senior level positions in the past dozen years, including President of the NSE Radio Network, President & Chief Executive Officer at PR services firm News USA in Washington, DC and Senior Vice President at Space Media, a subsidiary of aerospace firm SPACEHAB, Inc.

He has served the past two years as Vice President at AIMS Worldwide where he was instrumental in development of the company’s strategic plans and devised the plan for what is now AIMS Broadband.

Thomas W. Cady, Chairman of AIMS Broadband, Inc., is a senior level executive with extensive background in the information and communications technology industry.

Tom has in-depth general management experience, with specific expertise in marketing and sales leadership developed over 27 years in both corporate and entrepreneurial environments. Tom’s career began with a strong foundation built at Xerox and IBM, and continuously progressed through positions of increased responsibility in sales, marketing and general management.

He has held senior executive positions with both public and private broadband companies, including roles as Chief Marketing Officer for Adelphia Communications and Founder/President of BroadStreet Communications.

The last several years of Tom’s experience has consisted of more entrepreneurial environments with early stage technology companies, leading several organizations through various stages of their growth life cycle. These growth initiatives have resulted in successful outcomes, including IPO and sale / merger transactions.

Mr. Cady holds a B.S. degree in Business Administration from Virginia Tech, and an MBA from the University of Richmond.

William Strickler is the founder of Prime Time Cable, Inc. and joins AIMS Broadband as General Manager of Prime Time Broadband, Inc. He will manage the daily operations of Prime Time in Orlando and will oversee new system design and construction as well as development of external system design and construction services. He is a long-time cable TV executive and entrepreneur having constructed and operated Hunters Creek Cable TV in Orlando, Florida before selling it to Time Warner in the late ‘90s.

Mr. Strickler is a recognized facilities-based cable engineering expert and is sought after worldwide as a consultant in the field. His clients have included the government of The People's Republic of China, SONY Electronics of Japan, the U.S. Secret Service and a number of companies in the U.S including Marriott Corporation.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

10.0

Asset Purchase Agreement

10.1

Assignment of Contracts

10.2

Consulting Agreement – Peterson

10.3

Employment Agreement - Strickler

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AIMS WORLDWIDE, INC.

DATE:  February 14, 2005

By: /s/ Gerald Garcia

      Gerald Garcia

      President

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